UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 18, 2016

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SeaWorld Entertainment, Inc.

(Exact Name of Registrant as Specified in Charter)

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Delaware (State or Other Jurisdiction of Incorporation)	001-35883 (Commission File Number)	27-1220297 (IRS Employer Identification No.)

9205 South Park Center Loop, Suite 400
Orlando, Florida	32819
(Address of Principal Executive Offices)	(Zip Code)

(407) 226-5011

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

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Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)
☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))
☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 18, 2016, Daniel B. Brown announced his decision to retire as Chief Parks Operations Officer of SeaWorld Entertainment, Inc. (the “Company”), effective as of April 1, 2016. Mr. Brown will remain as an employee of the Company through May 31, 2016, to assist in the transition of his responsibilities.

Appointment of New Chief Parks Operations Officer

In connection with Mr. Brown’s retirement, on February 18, 2016, the Company’s Board of Directors appointed John Reilly, the current SeaWorld San Diego Park President, to the position of Chief Parks Operations Officer of the Company effective as of April 1, 2016.

Mr. Reilly, age 47, began his career at Busch Gardens Williamsburg in 1985.  Most recently, Mr. Reilly has served as the Company’s SeaWorld San Diego Park President since October 2010 and, prior to that, as the Company’s Busch Gardens Williamsburg Park President. Mr. Reilly is the chairman of the board of directors of the San Diego Regional Chamber of Commerce and vice chairman of the board of directors of the San Diego Regional Economic Development Corporation. Mr. Reilly also serves on the board of trustees of the Hubbs-SeaWorld Research Institute and holds a Bachelor of Arts degree from the College of William & Mary.

There are no arrangements or understandings between Mr. Reilly and any other persons pursuant to which he was elected to serve as an executive officer. There are no family relationships between Mr. Reilly and any director or executive officer of the Company and no transactions involving Mr. Reilly that would require disclosure pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Reilly’s promotion, his annual base salary was increased to $345,000, his annual bonus target under the Company’s annual bonus plan was set at 100% of his annual base salary and his annual long term equity incentive awards target value was set at 150% of his annual base salary, in each case, effective as of April 1, 2016.

Daniel B. Brown Separation Agreement

Pursuant to a Confidential Separation Agreement and General Release and Waiver of Claims, dated as of February 18, 2016 (the “Separation Agreement”), subject to Mr. Brown remaining in good standing and performance of his duties and responsibilities (including the transition of his duties) through May 31, 2016 and his execution and non-revocation of a general release of claims in favor of the Company, Mr. Brown will be entitled to the following (which represents the severance benefits Mr. Brown would be entitled to receive upon a qualifying termination of employment under the SeaWorld Parks & Entertainment, Inc. Key Employee Severance Plan (“KESP”), except as modified below), in each case, less applicable withholding taxes:

•	a lump sum payment equal to $346,000 representing 12 months of base salary;
•	a lump sum cash payment equal to $173,000 representing the targeted annual cash bonus opportunity for 2015;
•	in lieu of “benefit continuation” as set forth in the KESP, a lump payment equal to $20,000;
•

eligibility for continued vesting of Mr. Brown’s 171,798 outstanding and unvested performance-based restricted stock awards (as if Mr. Brown remained continuously employed with the Company), subject to both of the following conditions (i) the achievement of the applicable performance conditions and (ii) Mr. Brown not breaching any restrictive covenants during the twelve month period immediately following the date or dates such performance conditions were achieved.

The Separation Agreement also provides that Mr. Brown is subject to certain restrictive covenants (in addition to any other restrictive covenants that Mr. Brown may be subject to in any agreement between him and the Company) including: (i) a non-competition covenant for a one-year period following his separation, (ii) a non-solicitation covenant with respect to the Company’s employees for a two-year period following his separation, (iii) an indefinite confidentiality  covenant and (iv) an indefinite non-disparagement covenant.

The foregoing description of the Separation Agreement is only a summary, does not purport to be complete, and is qualified in its entirety by the terms of the Separation Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

A copy of the press release issued by the Company announcing the retirement of Mr. Brown and the appointment of Mr. Reilly is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01. Other Matters

On February 19, 2016, the Company announced additional changes to its operational management team.  As part of the organization changes, Dr. Christopher Dold, the Company’s current Vice President of Veterinary Services has been promoted to the position of Chief Zoological Officer of the Company, effective April 1, 2016.  Mr. Dold will succeed Brad Andrews who will continue to serve as the Company’s Zoological Director Emeritus.

The Company also announced the formation of its Resort Development Group and the appointment of Steve Iandolo to the position of Vice President of Resort Development, effective February 1, 2016.

A copy of the press release issued by the Company relating to these announcements is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.  The exhibits listed on the Exhibit Index accompanying this Form 8-K are filed herewith.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAWORLD ENTERTAINMENT, INC.

Date: February 19, 2016	By:	/s/ G. Anthony (Tony) Taylor
	Name:	G. Anthony (Tony) Taylor
	Title:	Chief Legal Officer, General Counsel and Corporate Secretary

EXHIBIT INDEX

10.1	Separation Agreement, dated February 18, 2016, between SeaWorld Entertainment, Inc. and Daniel B. Brown.

99.1	Press release dated February 19, 2016.